Exhibit 99.1


               Sovran Self Storage Reports First Quarter Results

    BUFFALO, N.Y.--(BUSINESS WIRE)--May 5, 2004--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2004.
    Funds from operations for the quarter were $9.2 million or $.63 per fully diluted common share compared to $8.7 million or $.67 per fully diluted share for the quarter ended March 31, 2003. Net income available to common shareholders for the first quarter of 2004 was $5.4 million or $.37 per diluted share, which included a net gain of $0.6 million on the sale of four properties. Net income available to common shareholders in 2003 was $4.5 million or $.34 per diluted share. Improved occupancies and revenue growth were offset by higher interest expense associated with the Company's 2003 financing transaction and dilution attributable to the issuance of 503,000 common shares via the Company's Dividend Reinvestment and Stock Purchase Plan and Employee Stock Option Plan.
    David Rogers, the Company's Chief Financial Officer, commented, "We were pleased with our operating results this quarter; rental rates and occupancies came in strong, and cost increases moderated. We are beginning to see some increased activity on the acquisition front, and continue to focus our attention on buying quality properties in growth markets."

    OPERATIONS:

    Total Company net operating income for the first quarter grew 6.0% compared with the same quarter in 2003 to $18.4 million. This growth was the result of improved operating performance and additional stores acquired in 2003. Overall average occupancy was 83.8% and average rent per square foot for the portfolio was $9.11.
    The Company sold or committed to sell 4 stores during the quarter, reducing the same store pool of stores owned and/or managed by the Company to 256 facilities. Revenues at these same store facilities increased 5.4% over the first quarter of 2003, the result of a 2.9% increase in rental rates and a 110 basis point increase in average occupancy. Increased personnel, utilities, and insurance costs and expenses associated with the Uncle Bob's truck program caused same store operating expenses to increase by 6.9%; net operating income on a same store basis showed 4.6% growth to $18.5 million.
    During the quarter, the Company continued to advance its revenue initiatives. The Dri-guard humidity control system was installed at 3 more stores; it is now featured at 61 facilities. Forty-two trucks were added to the Uncle Bob's fleet, a total of 200 stores now provide free use of a truck to make it easier for customers to move into their spaces. The Company's call center is fully operational as an integrated sales and reservation system. All calls to the 263 Uncle Bob's stores are routed to the Customer Care Center, where operators serve as leasing agents for over 130,000 rental spaces.
    Strong performance was shown at the Company's stores throughout the Virginia, Florida, and New York markets, while some of the Ohio, Texas, and New England stores experienced slower than expected growth during the quarter.

    ACQUISITIONS AND SALES:

    The Company acquired a store in Stamford, CT, at a cost of $13.7 million near the end of the quarter. At 110,000 square feet, the facility is by far the largest of the 4 Connecticut stores the Company owns.
    Three facilities were sold during the quarter, and a fourth was sold on April 14, 2004 at a combined sales price of $10.2 million. These facilities, located in Akron and Elyria, OH, Allentown, PA and Nashville, TN were considered non-core operating assets by management.
    The Company has entered into agreements to acquire up to $35 million of facilities by the end of June, 2004. The stores are primarily in markets where the Company already has a presence, and are in various stages of lease-up.

    CAPITAL TRANSACTIONS:

    The Company entered into three previously announced financing transactions to increase its credit capacity and extend the maturities on its outstanding debt. The Company has issued $100 million of 10 year notes with an effective interest rate of 6.3%, $100 million of 5 year notes at LIBOR plus 150bp, and has negotiated a $75 million credit facility (expandable to $100 million) at LIBOR plus 137.5bp. At March 31, 2004, the Company had interest rate swap contracts in place on all of its variable rate debt, and had $10 million outstanding on its line of credit.
    During the quarter, the Company issued 503,000 shares through its dividend reinvestment program, share purchase plan and employee option plan. A total of $16.6 million was received, some of which was used to fund the acquisition of the aforementioned Stamford, CT store.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions, but did not acquire any shares in the quarter ended March 31, 2004.
    The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated.

    YEAR 2004 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and believes that growth in net operating income on a same store basis will be moderate. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company will invest $4 to $5 million of capital expenditures.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance, the Company is forecasting acquisitions of $40 million in 2004, net of dispositions.
    All of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 1.38%.
    The Company has the ability to retire its Series B 9.85% Preferred Stock for $30 million after July 31, 2004. Should current market conditions remain the same, the Company may redeem this issue. The below stated guidance has not taken this retirement into consideration.
    Management expects funds from operations for 2004 to be between $2.74 and $2.78 per share. Funds from operations for the second quarter of 2004 are projected at between $.69 and $.71 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 11:00 a.m. Eastern Daylight Time on Thursday, May 6, 2004. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.
    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 263 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Investor Relations at (716) 633-1850 or visit the Company's Web site.



SOVRAN SELF STORAGE, INC.
COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1)
(unaudited)

                                                       Jan. 1, Jan. 1,
                                                        2004    2003
                                                         to      to
(dollars in thousands, except per share data)           March   March
                                                         31,     31,
                                                        2004    2003
                                                       ------- -------

Net income                                             $7,575  $6,685
Minority interest in income                               390     449
Depreciation of real estate and amortization of
 intangible assets exclusive of deferred
 financing fees                                         4,548   4,377
Depreciation of real estate included in
  discontinued operations                                  57      61
Depreciation and amortization from
  unconsolidated joint ventures                           116      91
Gain on sale of real estate                            (1,622)      -
Write-down of real estate to fair value                 1,029       -
Preferred dividends                                    (2,204) (2,204)
Funds from operations allocable to
  minority interest in Operating Partnership             (336)   (381)
Funds from operations allocable to
  minority interest in Locke Sovran II, LLC              (315)   (387)
                                                       ------- -------
Funds from operations available to common
  shareholders                                          9,238   8,691
FFO per share - diluted                                 $0.63   $0.67


(1) The Company believes that Funds from Operations ("FFO") provides relevant and meaningful information about its operating performance that is necessary, along with net earnings and cash flows, for an understanding of its operating results. Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.


BALANCE SHEET DATA


                                                March 31,
                                                  2004      Dec. 31,
(dollars in thousands)                         (unaudited)    2003
---------------------------------------------- -----------------------
Assets
  Investment in storage facilities:
     Land                                        $137,288    $134,579
     Building and equipment                       609,340     594,402
                                               ----------- -----------
                                                  746,628     728,981
     Less: accumulated depreciation               (95,504)    (91,015)
                                               ----------- -----------
  Investments in storage facilities, net          651,124     637,966
  Cash and cash equivalents                        25,390      20,101
  Accounts receivable                               1,337       1,631
  Receivable from related parties                      90          95
  Notes receivable from joint ventures              2,161       2,133
  Investment in joint ventures                      2,874       2,926
  Prepaid expenses                                  2,978       3,104
  Other assets                                      5,898       6,079
  Net assets of discontinued operations             3,732       9,307
                                               ----------- -----------
     Total Assets                                $695,584    $683,342
                                               =========== ===========

Liabilities
  Line of credit                                  $10,000      $9,000
  Term notes                                      200,000     200,000
  Accounts payable and accrued liabilities         10,619      10,070
  Deferred revenue                                  3,930       3,445
  Fair value of interest rate swap agreements       8,828       7,835
  Accrued dividends                                 8,909       8,592
  Mortgage payable                                 46,633      46,819
                                               ----------- -----------
     Total Liabilities                            288,919     285,761

  Minority interest - Operating Partnership        12,941      13,671
  Minority interest - Locke Sovran II, LLC         15,488      15,713

Shareholders' Equity
  9.85% Series B Cumulative Preferred Stock        28,585      28,585
  8.375% Series C Convertible Cumulative
   Preferred Stock                                 67,129      67,129
  Common stock                                        159         154
  Additional paid-in capital                      371,737     356,875
  Unearned restricted stock                        (2,019)     (1,722)
  Dividends in excess of net income               (51,607)    (48,069)
  Accumulated other comprehensive loss             (8,573)     (7,580)
  Treasury stock at cost                          (27,175)    (27,175)
                                               ----------- -----------
     Total Shareholders' Equity                   378,236     368,197
                                               ----------- -----------

  Total Liabilities and Shareholders' Equity     $695,584    $683,342
                                               =========== ===========


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                                Jan. 1,      Jan. 1,
                                                  2004        2003
                                                   to          to
(dollars in thousands, except per share data)   March 31,    March 31,
                                                  2004        2003
                                               ----------- -----------

Revenues:
  Rental income                                   $27,825     $26,129
  Other operating income                              759         582
                                               ----------- -----------
     Total operating revenues                      28,584      26,711

Expenses:
  Property operations and maintenance               7,442       6,747
  Real estate taxes                                 2,751       2,608
  General and administrative                        2,463       2,310
  Depreciation and amortization                     4,704       4,619
                                               ----------- -----------
     Total operating expenses                      17,360      16,284
                                               ----------- -----------

Income from operations                             11,224      10,427

Other income (expense)
  Interest expense                                 (4,138)     (3,557)
  Interest income                                     113         104
  Minority interest - Operating Partnership          (313)       (286)
  Minority interest - consolidated joint
   venture                                            (77)       (163)
  Equity in income of joint ventures                   45           2
                                               ----------- -----------

Income from continuing operations                   6,854       6,527
  Income from discontinued operations                 721         158
                                               ----------- -----------

Net Income                                          7,575       6,685
  Preferred stock dividends                        (2,204)     (2,204)
                                               ----------- -----------
Net income available to common shareholders        $5,371      $4,481
                                               =========== ===========

Per common share - basic:
  Continuing operations                             $0.32       $0.34
  Discontinued operations                            0.05        0.01
                                               ----------- -----------
    Earnings per common share - basic               $0.37       $0.35
                                               =========== ===========

Per common share - diluted:
  Continuing operations                             $0.32       $0.33
  Discontinued operations                            0.05        0.01
                                               ----------- -----------
    Earnings per common share - diluted             $0.37       $0.34
                                               =========== ===========

Common shares used in basic
    earnings per share calculation             14,519,510  12,970,273

Common shares used in diluted
    earnings per share calculation             14,707,935  13,066,565

Dividends declared per common share               $0.6025     $0.6000
                                               =========== ===========




QUARTERLY SAME STORE DATA (2)           Jan. 1,   Jan. 1,
                                          2004      2003
                                           to        to
(dollars in thousands)                  March 31, March 31, Percentage
                                          2004      2003     Change
                                        ------------------------------

Revenues:
  Rental income                          $28,223   $26,916        4.9%
  Other operating income                     704       535       31.6%
                                        --------- --------- ----------
     Total operating revenues             28,927    27,451        5.4%

Expenses:
  Property operations, maintenance, and
   real estate taxes                      10,383     9,716        6.9%
                                        --------- --------- ----------

Operating income                         $18,544   $17,735        4.6%


(2) Includes the 256 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                         Same Store (2)       All Stores
                                 -------------------- ----------------
                                     2004       2003       2004  2003
                                 -------------------- ----------------

Weighted average quarterly
 occupancy                           84.0%      82.9%      83.8% 82.9%

Occupancy at March 31                83.7%      83.0%      83.6% 83.0%

Rent per occupied square foot       $8.95      $8.70      $9.11 $8.70


Investment in Storage Facilities:
---------------------------------
The following summarizes activity in storage facilities during the three months ended March 31, 2004:


Beginning balance                $728,981
  Property acquisitions            13,704
  Improvements and equipment
   additions:
      Dri-guard humidity
       control installations          235
      Expansions                      896
      Roofing, paving,
       painting, and equipment      1,879
      Rental trucks                 1,007
  Dispositions                        (74)
                               -----------
Storage facilities at cost at
 period end                      $746,628
                               ===========


                               March 31,       March 31,
                                 2004             2003
                               -------------------------

Common shares outstanding at
 March 31                      14,771,974    12,955,556
Operating Partnership Units
 outstanding at March 31          520,787       554,865



    CONTACT: Sovran Self Storage, Inc, Buffalo
             David Rogers or Diane Piegza, 716-633-1850